Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RANI THERAPEUTICS HOLDINGS, INC.

Rani Therapeutics Holdings, Inc., a Delaware corporation, hereby certifies that:

ONE: The name of this corporation is Rani Therapeutics Holdings, Inc. This corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 6, 2021.

TWO: The Amended and Restated Certificate of Incorporation, dated July 23, 2021, was duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the Delaware General Corporation Law (the “DGCL”).

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

ARTICLE I

NAME

The name of this corporation is Rani Therapeutics Holdings, Inc. (the “Company”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street – Corporation Trust Center, City of Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business or purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

AUTHORIZED STOCK

1. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Company is authorized to issue is 880,000,000 shares. The total number of shares of Common Stock which the Company is authorized to issue is 860,000,000 shares, 800,000,000 shares of which shall be Class A Common Stock (the “Class A Common Stock”), 40,000,000 shares of which shall be Class B Common Stock (the “Class B Common Stock”) and 20,000,000 shares of which shall be Class C Common Stock (the “Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), and 20,000,000 shares of Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.

2. The Preferred Stock may be issued from time to time in one or more series, subject to Section 2.3 of Article V, and the Board of Directors of the Company (the “Board”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and set forth in a certificate of designations filed with the Secretary of State of the State of Delaware (a “Certificate of Designation”). Except as otherwise provided in a Certificate of Designation, the Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

3. The number of authorized shares of Common Stock or any series thereof (and, for the avoidance of doubt, the number of authorized shares of each of the Class A Common Stock, Class B Common Stock and Class C Common Stock) or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class, without a separate vote of the holders of the Common Stock, or any series thereof, or Preferred Stock, or of any series thereof unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation filed with respect to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

TERMS OF CLASSES AND SERIES

The powers, preferences and rights, and the qualifications, restrictions and limitations thereof, relating to the Common Stock are as follows:

1. Definitions. For purposes of this Amended and Restated Certificate of Incorporation, the following definitions apply:

1.1 “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization (provided that, for the purpose of this Section 1.1 of Article V, all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, shall be deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Company is a party in which shares of the Company are transferred or issued such that in excess of 50% of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

1.2 “Amended and Restated Certificate of Incorporation” shall mean this Amended and Restated Certificate of Incorporation of the Company, as may be amended and/or restated from time to time.

1.3 “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

1.4 “Board” shall mean the Board of Directors of the Company.

1.5 “Liquidation Event” means any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, or any Acquisition or Asset Transfer.

2. Voting Rights.

2.1 Common Stock.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one vote for each share thereof held at the applicable record date.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to one vote for each share thereof held at the applicable record date.

(c) Class C Common Stock. Except as required by law and the provisions of this Amended and Restated Certificate of Incorporation, the Class C Common Stock will have no voting rights or voting power and no holder thereof shall be entitled to vote such shares on any matter. On any matter on which a holder of Class C Common Stock is entitled to vote by law or the provisions of this Amended and Restated Certificate of Incorporation, each holder of shares of Class C Common Stock will be entitled to one vote for each share thereof held at the applicable record date.

2.2 General. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or as required by law, the holders of Class A Common Stock and Class B Common Stock (and, on any matter on which the Class C Common Stock or the holders of Preferred Stock are entitled to vote with the Class A Common Stock and the Class B Common Stock, the Class C Common Stock and the Preferred Stock) will vote together as a single class and not as separate series or classes.

2.3 Class B Common Stock Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Company shall not, without the affirmative approval by vote of the holders of a majority of the voting power of the Class B Common Stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through a merger, recapitalization, reclassification, consolidation or otherwise, amend, alter, or repeal any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Company in a manner that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of, or increase or decrease the number of authorized shares of, the Class B Common Stock.

2.4 No Stockholder Action by Consent. Subject to the rights of any holders of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Company must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting.

3. Stock Splits or Combinations.

In no event shall any stock split, subdivision, combination, reclassification or recapitalization be effected or any dividend be declared with respect to any outstanding shares of Common Stock unless contemporaneously therewith all outstanding shares of Common Stock and the Class A Common Units (the “LLC Interests”) of Rani Therapeutics, LLC that are issued under the Amended and Restated Limited Liability Company Agreement of Rani Therapeutics, LLC dated August 3, 2021 (as the same may be amended, amended and restated and otherwise modified from time to time, the “LLC Agreement”).

4. Liquidation Rights.

In the event of a Liquidation Event, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class C Common Stock, unless different treatment is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Class A Common Stock and Class C Common Stock in connection with any Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be “distribution to stockholders” for the purpose of this Section 4 of Article V. The holders of shares of Class B Common Stock, as such, shall be entitled to receive $0.0001 per share upon completion of the distributions required with respect to each series of Preferred Stock that may be outstanding and prior to any distributions to holders of Class A Common Stock or Class C Common Stock pursuant to the first sentence of this section, and shall not be entitled to receive any other assets of the Company in the event of any Liquidation Event. The Company shall authorize the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of outstanding LLC Interests (other than LLC Interests held by the Company or any subsidiary of the Company that is a holder of LLC Interests) and the number of outstanding shares of Class B Common Stock.

5. Transfer Restriction; Cancellation of Class B Common Stock.

5.1 No shares of Class B Common Stock may be issued by the Company except to a holder of LLC Interests in Rani Therapeutics, LLC (other than the Company, Rani Therapeutics, LLC or any other subsidiary of the Company that is a holder of LLC Interests), such that after such issuance of Class B Common Stock such holder of LLC Interests holds an identical number of LLC Interests and shares of Class B Common Stock. No shares of Class B Common Stock may be transferred of record by the holder thereof except (i) for no consideration to the Company upon which transfer such shares shall automatically be cancelled pursuant to Section 5.2 of this Article V, or (ii) together with the transfer of an identical number of LLC Interests made to the transferee of such LLC Interests made in compliance with the LLC Agreement and the provisions set forth herein.

5.2 Immediately upon the effective time of an exchange of an LLC Interest (together with a share of Class B Common Stock) for Class A Common Stock pursuant to the terms of the LLC Agreement, such share of Class B Common Stock held by such exchanging holder of LLC Interests shall automatically, without further action by the Company or the holder thereof, be canceled with no consideration being paid or issued with respect thereto. Any such canceled shares of Class B Common Stock shall be automatically retired and all rights with respect to such shares shall automatically cease and terminate.

6. [Reserved.]

7. Conversion of the Class C Common Stock.

The Company may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Amended and Restated Certificate of Incorporation, relating to the conversion of the Class C Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith.

8. Reservation of Stock Issuable Upon Conversion.

8.1 The Company will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time be sufficient to effect (i) the exchange of all outstanding LLC Interests (along with Class B Common Stock and excluding those LLC Interests held by Rani Therapeutics, LLC) into shares of Class A Common Stock and (ii) the conversion of all outstanding shares of Class C Common Stock into shares of Class A Common Stock.

9. Miscellaneous.

9.1 No Reissuance of Class B Common Stock. No share or shares of Class B Common Stock acquired by the Company by reason of redemption, purchase, conversion, retirement or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Company shall be authorized to issue.

9.2 Additional Issuances of Class B Common Stock. The Company shall not at any time after the effectiveness of this Amended and Restated Certificate of Incorporation under the DGCL issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock.

9.3 Preemptive Rights. No stockholder of the Company shall have a right to purchase shares of capital stock of the Company sold or issued by the Company except to the extent that such a right may from time to time be set forth in a written agreement between the Company and a stockholder.

ARTICLE VI

DIRECTOR LIABILITY

1. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

2. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through (a) the Company’s Bylaw provisions, (b) agreements with such directors, officers, agents or other persons or (c) vote of stockholders or disinterested directors.

3. Any amendment, elimination, impairment, repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VII

[RESERVED.]

ARTICLE VIII

CORPORATE OPPORTUNITY RENOUNCEMENT

To the extent permitted by law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Specified Opportunity presented to a Covered Person and waives any claim that the Specified Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the Company; provided, however, that the Covered Person acts in good faith. A “Covered Person” is any officer, member of the Board or stockholder (or affiliate thereof) who is not an employee of the Company or any of its subsidiaries. A “Specified Opportunity” is any transaction or other business opportunity that is not presented to the Covered Person solely in his or her capacity as an officer, member of the Board or stockholder of the Company (or affiliate thereof).

ARTICLE IX

MISCELLANEOUS

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class or series thereof, as the case may be, it is further provided that:

1. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. Subject to the rights of any holders of any series of Preferred Stock to elect any Preferred Stock Directors, the number of directors that shall constitute the Board shall be fixed exclusively by resolutions adopted by a majority of the total number of the authorized number of directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) (the “Whole Board”), subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances (such directors, “Preferred Stock Directors”), directors shall be elected at each annual meeting of stockholders for a term of one year. Each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall remove or shorten the term of any incumbent director.

3. The Board is expressly empowered to adopt, amend or repeal the bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation. The stockholders shall also have the power to adopt, amend or repeal the bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation; provided, however, that, such action by stockholders shall require the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class.

4. Special meetings of the stockholders may be called only (i) by the Board pursuant to a resolution adopted by a majority of the Whole Board; (ii) by the chairperson of the Board; or (iii) by the chief executive officer of the Company.

5. Advance notice of nominations for the election of directors and of any other business to be brought by stockholders before any meeting of the stockholders of the Company will be given in the manner and to the extent provided in the bylaws of the Company.

6. Election.

6.1 The directors of the Company need not be elected by written ballot unless the bylaws so provide.

6.2 No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election.

6.3 Subject to any limitation imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock in respect of any Preferred Stock Directors, any individual director or directors may be removed only with cause by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

6.4 Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock in respect of any Preferred Stock Directors, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the newly created directorship or vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

6.5 Notwithstanding anything herein to the contrary, during any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect Preferred Stock Directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Preferred Stock Directors so provided for or fixed pursuant to said provisions; and (ii) each such additional Preferred Stock Director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall cease to qualify to serve as directors and shall automatically cease to be a director, the terms of office of all such directors shall forthwith terminate and the total authorized number of directors of the Company shall be reduced accordingly.

7. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware and any appellate court therefrom shall be the sole and exclusive forum for: (A) any derivative claim or cause of action brought on behalf of the Company; (B) any claim or cause of action that is based upon a violation of a duty owed by any current or former director, officer, other employee or stockholder of the Company, to the Company or the Company’s stockholders; (C) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the bylaws of the Company (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine or otherwise related to the Company’s internal affairs, in all cases to the fullest extent permitted by applicable law; provided, however, that if such court does not have, or declines to accept, jurisdiction over such a claim or cause of action, then the United States District Court for the District of Delaware shall be the sole and exclusive forum for such claim or cause of action.

Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Any person or entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Amended and Restated Certificate of Incorporation.

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board.

FIVE: This Amended and Restated Certificate of Incorporation was duly approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

IN WITNESS WHEREOF, Rani Therapeutics Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 31st day of December 2025.

RANI THERAPEUTICS HOLDINGS, INC.

By:	/s/ Talat Imran
Talat Imran
Chief Executive Officer